EXHIBIT 99.1
For Immediate Release
J. BRUCE BUGG JR. LEAVES CONSOLIDATED WATER CO. LTD.
BOARD TO PURSUE OTHER INTERESTS
GEORGE TOWN, Grand Cayman, Cayman Islands (October 2, 2006). Consolidated Water Co. Ltd. (Nasdaq Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas where naturally occurring supplies of potable water are scarce or nonexistent, today announced that J. Bruce Bugg Jr. has resigned as a member of the Company’s Board of Directors and the Audit and Nominations Committees effective September 27, 2006.
Mr. Bugg joined the Board in 1998 and has served continuously as a Director since that time. Due to personal time constraints involving his other interests, he has resigned his membership on the Board of Directors.
Reflecting on his association with the Company, Mr. Bugg stated, “Serving with my fellow Consolidated Water directors has been a tremendous experience, and I am proud to have been involved with a Company that has delivered such impressive value to its shareholders, employees and customers.”
“Bruce has been a productive member of the Board of Consolidated Water for the past eight years,” commented Jeffrey Parker, Chairman of the Board of Directors of the Company. “On behalf of his colleagues on the Board and our shareholders, I would like to express our sincere appreciation for his service and wish him well in his future business endeavors.”
Consolidated Water Co. Ltd. is engaged in the development and operation of seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. Consolidated currently operates water production and/or distribution facilities in the Cayman Islands, The British Virgin Islands, Barbados, Belize and The Commonwealth of the Bahamas. The Company has also been notified that the bid of its affiliate, Consolidated Water (Bermuda) Limited to build and operate a seawater desalination plant in Bermuda has been accepted.
The ordinary shares of Consolidated Water Co. Ltd. are traded on the Nasdaq Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Adviser at (800) 377-9893 or via e-mail at
info@rjfalkner.com